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                                                                    EXHIBIT 23.2

                          [GRANT THORNTON LETTERHEAD]



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated January 31, 2001 (except for the first four sentences of the paragraph titled Noble Metal Forming, Inc., Noble Metal Processing - Midwest, Inc. and S.E.T. Steel, Inc. contained in Note K, as to which the date is March 28, 2001) accompanying the financial statements contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




/s/ Grant Thornton LLP

Southfield, Michigan
September 23, 2002